Exhibit 11(a)

December 29, 2017

Janus Aspen Series

151 Detroit Street

Denver, CO 80206-4805

Re: Janus Aspen Series on behalf of its Janus Henderson Balanced Portfolio series

Gentlemen:

I have acted as Vice President and Chief Legal Counsel for Janus Aspen Series, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form N-14 on December 29, 2017 (the “Registration Statement”) related to the acquisition by Janus Henderson Balanced Portfolio, a series of the Trust, of the assets of Janus Henderson Global Allocation Portfolio – Moderate, a series of the Trust (the “Reorganization”).

I have examined the Trust’s Amended and Restated Agreement and Declaration of Trust and Bylaws, each as may be further amended, the proceedings of its trustees relating to the Reorganization, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that the shares of beneficial interest of the Trust registered under the Securities Act of 1933, as amended, in the Registration Statement, when issued in accordance with the terms described in the Registration Statement and the Agreement and Plan of Reorganization included therein, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is for the exclusive use of the Trust in connection with the filing of such Registration Statement and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Very truly yours,

/s/ Kathryn Santoro

Kathryn Santoro

Chief Legal Counsel, Vice President

and Secretary